Filed Pursuant to Rule 433
Registration No. 333-106040
January 10, 2007
American International Group, Inc. (Issuer)
Medium-Term Notes, Series AIG-FP
US Dollar Zero Coupon Callable Notes due January 18, 2047

Trade Date:	January 10, 2007

Settlement Date:	January 18, 2007

Maturity Date:	January 18, 2047

CUSIP:	02687QBH0

Par Amount:	$10,000,000

Purchase Price:	100% of Par Amount

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Redemption Dates:
Callable in whole at the option of the Issuer at the Accreted Value starting January 18, 2012 and on each semi-annual payment date thereafter (each a “Redemption Date”), with 10 New York business days’ notice

Accreted Value:	Accreted Value as shown on next page

Redemption Amount at Maturity:	$135,329,000

Fixed Rate:	0.00% coupon, 6.62% accretion yield, compounded semi-annually on a 30/360 day count basis, and paid at the earlier of the Redemption Date or Maturity on a Following New York Business Day Convention

Fixed Compounding Dates:	January 18 and July 18 No adjustment for period end dates

Denominations:	$1,000 with increments of $1,000

Form of Note:	Book entry, DTC

Format:	SEC Registered
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Merrill Lynch prospectus department toll free 866-500-5408

40 Year Non-Call 5 Year Accretion Schedule

	Call Amount		Call Amount
Call Date	(“Accreted Value”)	Call Date	(“Accreted Value”)
n/a	10,000,000
n/a	10,331,001	7/18/2027	38,004,745
n/a	10,672,957	1/18/2028	39,262,704
n/a	11,026,233	7/18/2028	40,562,302
n/a	11,391,202	1/18/2029	41,904,917
n/a	11,768,251	7/18/2029	43,291,972
n/a	12,157,781	1/18/2030	44,724,938
n/a	12,560,204	7/18/2030	46,205,337
n/a	12,975,948	1/18/2031	47,734,736
n/a	13,405,452	7/18/2031	49,314,758
1/18/2012	13,849,174	1/18/2032	50,947,080
7/18/2012	14,307,582	7/18/2032	52,633,431
1/18/2013	14,781,164	1/18/2033	54,375,601
7/18/2013	15,270,421	7/18/2033	56,175,436
1/18/2014	15,775,873	1/18/2034	58,034,846
7/18/2014	16,298,055	7/18/2034	59,955,803
1/18/2015	16,837,522	1/18/2035	61,940,344
7/18/2015	17,394,845	7/18/2035	63,990,573
1/18/2016	17,970,615	1/18/2036	66,108,664
7/18/2016	18,565,444	7/18/2036	68,296,865
1/18/2017	19,179,961	1/18/2037	70,557,495
7/18/2017	19,814,819	7/18/2037	72,892,952
1/18/2018	20,470,690	1/18/2038	75,305,713
7/18/2018	21,148,271	7/18/2038	77,798,337
1/18/2019	21,848,280	1/18/2039	80,373,466
7/18/2019	22,571,460	7/18/2039	83,033,833
1/18/2020	23,318,576	1/18/2040	85,782,257
7/18/2020	24,090,423	7/18/2040	88,621,655
1/18/2021	24,887,817	1/18/2041	91,555,037
7/18/2021	25,711,605	7/18/2041	94,585,514
1/18/2022	26,562,661	1/18/2042	97,716,300
7/18/2022	27,441,886	7/18/2042	100,950,715
1/18/2023	28,350,214	1/18/2043	104,292,190
7/18/2023	29,288,608	7/18/2043	107,744,267
1/18/2024	30,258,063	1/18/2044	111,310,609
7/18/2024	31,259,607	7/18/2044	114,994,996
1/18/2025	32,294,301	1/18/2045	118,801,337
7/18/2025	33,363,245	7/18/2045	122,733,668
1/18/2026	34,467,570	1/18/2046	126,796,160
7/18/2026	35,608,448	7/18/2046	130,993,120
1/18/2027	36,787,090	1/18/2047	135,329,000